Exhibit 99.1

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

News Release

Three Global Investors to Invest $150 Million in Clean Energy

— Investments Are Focused on Supporting Clean Energy’s Development

of Natural Gas Fueling Infrastructure in North America —

Seal Beach, Calif. (August 25, 2011) — In a move to participate in the growing natural gas vehicle market sector in the United States, three investment companies have agreed to invest $150 million in Clean Energy Fuels Corp. (Nasdaq: CLNE), North America’s leading provider of natural gas fuel for transportation. The investors are Springleaf Investments Pte. Ltd., a wholly-owned subsidiary of Temasek Holdings Pte. Ltd., Lionfish Investments Pte Ltd, an investment vehicle managed by Seatown Holdings International Pte. Ltd, both based in Singapore, and Greenwich Asset Holding Ltd, a wholly-owned subsidiary of RRJ Capital Master Fund I, L.P.

“This investment by Temasek, Seatown and RRJ demonstrates their confidence in the opportunity for fueling natural gas vehicles as well as in Clean Energy’s position as the leader in growing this market,” said Andrew J. Littlefair, President and CEO of Clean Energy. “Our development program for fueling station-building is expanding rapidly and we welcome the support provided by the funds.”

“We are steadily adding stations serving fleets in the refuse, transit, airport, municipal and regional trucking markets around the country as well as through our recently announced build out of the backbone of America’s Natural Gas Highway for trucking,” added Littlefair.

The $150-million investment is in the form of 7.50% convertible notes due in 2016. The notes will be convertible into shares of Clean Energy common stock at $15.00 per share. The closing of the investment is scheduled to occur on or before August 30, 2011 and is subject to customary conditions.

The use of proceeds is intended to support Clean Energy’s fueling infrastructure building program broadly, including the development, construction and operation of liquefied natural gas (LNG) and compressed natural gas (CNG) fueling stations and the related support, management, maintenance and marketing of those stations, including the development, construction and operation of offloading facilities, related production assets and delivery trucks.

North America’s leader in clean transportation

“We are honored to be a strategic partner of Clean Energy,” said Richard Ong, Chairman & CEO of RRJ Capital. “We like the long-term prospects of the Company.  Clean Energy has been demonstrating a strong track record in natural gas fueling services in North America. It is well-positioned to tap into the future growth opportunities in both the domestic market and in international markets such as China and Southeast Asia.”

Commenting on the announcement, Aubrey K. McClendon, Chief Executive Officer of Chesapeake Energy Corporation (NYSE: CHK), which recently invested $150 million in Clean Energy to support the natural gas highway program, said, “We are pleased to have introduced Clean Energy to our friends at Temasek, Seatown and RRJ, and we see this commitment by these major global investors as being very beneficial to increasing the demand for natural gas in North America and also to keeping Clean Energy in the lead for providing natural gas vehicle fueling and deployment solutions in North America.”

Currently priced $1.50—$2.00 per gallon lower than diesel or gasoline (depending upon local markets), the use of natural gas fuel reduces costs significantly for vehicle and fleet owners, reduces greenhouse gas emissions up to 30% in light-duty vehicles and 23% in medium to heavy-duty vehicles. Additionally, natural gas is a secure North American energy source with 98% of the natural gas consumed produced in the U.S. and Canada.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

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About Clean Energy Fuels — Clean Energy (Nasdaq: CLNE) is the largest provider of natural gas fuel for transportation in North America and a global leader in the expanding natural gas vehicle market. It has operations in CNG and LNG vehicle fueling, construction and operation of CNG and LNG fueling stations, biomethane production, vehicle conversion and compressor technology.

Clean Energy fuels over 23,300 vehicles at 248 strategic locations across the United States and Canada with a broad customer base in the refuse, transit, trucking, shuttle, taxi, airport and municipal fleet markets. Clean Energy del Peru, a joint venture, fuels vehicles and provides CNG to commercial customers in Peru. We own (70%) and operate a landfill gas facility in Dallas, Texas, that produces renewable natural gas, or biomethane, for delivery in the nation’s gas pipeline network, and we plan to build a second facility in Michigan. We own and operate LNG production plants in Willis, Texas and Boron, Calif. with combined capacity of 260,000 LNG gallons per day and that are designed to expand to 340,000 LNG gallons per day as demand increases. NorthStar, a wholly owned subsidiary, is the recognized leader in

LNG/LCNG (liquefied to compressed natural gas) fueling system technologies and station construction and operations. BAF Technologies, Inc., a wholly owned subsidiary, is a leading provider of natural gas vehicle systems and conversions for taxis, vans, pick-up trucks and shuttle buses. IMW Industries, Ltd., a wholly owned subsidiary based in Canada, is a leading supplier of compressed natural gas equipment for vehicle fueling and industrial applications with more than 1,200 installations in 24 countries. www.cleanenergyfuels.com

Forward-Looking Statements — This news release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements about the closing of the investment, the expected use of proceeds, the growth of the natural gas vehicle market and demand for natural gas as a vehicle fuel and the potential for a natural gas highway system. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including Clean Energy’s performance of its obligations under the investment agreements, permitting or other delays encountered during the construction of natural gas fueling stations, including those stations for the natural gas highway system, the performance, availability and price of natural gas vehicles relative to gasoline and diesel vehicles and the price per gallon of natural gas relative to gasoline and diesel. The forward-looking statements made herein speak only as of the date of this press release and, unless otherwise required by law, the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  Additionally, Clean Energy’s Form 10-Q filed on August 8, 2011 with the SEC (www.sec.gov) contains risk factors which may cause actual results to differ materially from the forward-looking statements contained in this press release.

Contacts

News Media

Bruce Russell, 310/559-4955 x101

brussell@cleanenergyfuels.com

Investors

Ina McGuinness, 805/427-1372

ina@mcguinnessir.com